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                                                                    EXHIBIT 23.4

                     CONSENT OF BUSINESS VALUATION PLANNING GROUP

     We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement on Form S-4 of our fairness opinion relating to the Company's sale of 2,850,000 shares of the common stock of Glycosyn Pharmaceuticals, Inc. and the reference to our firm under the caption "Proposal No. 2: Glycosyn Proposal - Fairness Opinion" in the accompanying Proxy Statement/Prospectus. Also, we consent to the inclusion of our fairness opinion as an exhibit to the Pre-Effective Amendment No. 2 to the Registration Statement as filed with the Securities and Exchange Commission.

                                               BUSINESS VALUATION PLANNING GROUP


Orange, California
July 30, 1998